UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

April 15, 2008 (April 14, 2008)
Date of Report (Date of earliest event reported)

Pitney Bowes Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-3579	06-0495050
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

World Headquarters
1 Elmcroft Road
Stamford, Connecticut 06926-0700
(Address of principal executive offices)

(203) 356-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS;
ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN
OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN
OFFICERS

On April 14, 2008, Pitney Bowes Inc. (the "Company") entered into a Separation Agreement and General Release with Bruce P. Nolop (the "Separation Agreement"), the Company's Executive Vice President and Chief Financial Officer. Mr. Nolop stepped down from his position as the Company’s Executive Vice President and Chief Financial Officer on March 1, 2008, but remained as an employee of the Company until April 15, 2008. For purposes of the Separation Agreement, the separation date is April 16, 2008 (the “Separation Date”). His departure was announced in a press release issued on February 13, 2008, which was included in a Current Report on Form 8-K filed by the Company on that date. Set forth below is a summary of the material terms of the Agreement.

Pursuant to the Separation Agreement, Mr. Nolop continued to receive his current salary and participate in the Company's benefit plans as an active employee of the Company until the Separation Date.

The Separation Agreement provides that Mr. Nolop will receive base severance in the amount of $99,139.42 and enhanced severance in the amount of $2,530,044.51. Of that amount, $736,903.93 will be paid in a lump sum and the remainder will be aggregated with his base severance and will be paid in equal installments on regular paydays over a period beginning six months after Mr. Nolop’s Separation Date and ending on April 14, 2010. (The period from the Separation Date to April 14, 2010 is defined in the Severance Agreement as the “Severance Period”). In accordance with the terms of the Pitney Bowes Pension Plan and the Pitney Bowes Pension Restoration Plan, Mr. Nolop is eligible for early retirement effective January 10, 2010. Mr. Nolop’s base severance and $2,238,669.51 of his enhanced severance will be used as pensionable earnings in calculating his pension benefit under the Pitney Bowes Pension Plan and Pitney Bowes Pension Restoration Plan.

The benefits set forth in the Separation Agreement include: (i) a prorated payout of outstanding Cash Incentive Units based on his active service; (ii) professional financial counseling and tax preparation services for 24 months up to an amount not to exceed $21,000 per calendar year; (iii) up to $40,000 in transitional support expenses for a period not to exceed six months; and (iv) life insurance coverage equal to one year of his base salary for the full term of his Severance Period. Additionally, Mr. Nolop and his eligible dependents may, at Mr. Nolop's option, continue to participate in the Company's group medical and dental plans during the Severance Period on the same terms available from time to time to Company employees. Mr. Nolop will also be eligible to participate in benefit plans for retirees, including medical, prescription drug and/or dental coverage, after his Severance Period ends.

Pursuant to the Separation Agreement, Mr. Nolop will forfeit (i) all stock option grants that are not at least partially vested as of April 16, 2008 and (ii) all outstanding unvested Restricted Stock Awards as of April 16, 2008. Mr. Nolop will retain his employee stock options that are fully or partially vested as of April 16, 2008, which options pursuant to the plan terms will continue to vest until January 10, 2010 when all outstanding unvested stock options will vest and remain exercisable until the award expiration date set forth in the respective award agreement. Additionally, the Separation Agreement provides that Mr. Nolop will be bound by a confidentiality provision. Mr. Nolop is also bound by a covenant not to compete with the Company for one year following the Separation Date and a non-solicitation provision for two years following the Separation Date.

Mr. Nolop may revoke his execution of the Separation Agreement at any time within seven days from the date the agreement is executed. Pursuant to the Separation Agreement, Mr. Nolop has released and waived any claims that he might have against the Company.

This summary of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference hereto.

ITEM 9.01.      FINANCIAL STATEMENTS AND EXHIBITS

(d)      Exhibits

10.1           Separation Agreement and General Release dated April 14, 2008 by and between Pitney Bowes Inc. and Bruce P. Nolop.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Pitney Bowes Inc.
April 14, 2008

/s/ Johnna G. Torsone
Johnna G. Torsone
Senior Vice President and Chief Human Resources
Officer